UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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Fifth Street Senior Floating Rate Corp.

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The following text was sent in the form of an email to representatives of Institutional Shareholder Services, Inc. (“ISS”) by a representative of Fifth Street Senior Floating Rate Corp. (“FSFR”) on April 1, 2016:

After reading the report that was issued on March 30, 2016, FSFR's management team and its Board of Directors has asked us to write to ISS on their behalf to point out several factual inaccuracies that appear in the ISS report regarding the company’s proxy contest with Ironsides Partners:

1.  The report (at p.14) appears to endorse Ironsides’ argument that  “the directors who serve on both [FSC’s and FSFR’s] boards … used the FSC settlement to put their own interests ahead of FSFR shareholders”.   As was discussed on our call, what the ISS report refers to as the “FSC settlement” was, in form and substance, an agreement by which Leonard Tannenbaum, the CEO and largest shareholder of Fifth Street Asset Management (FSAM), along with a limited partnership indirectly controlled by him, agreed to purchase the FSC shares held by RiverNorth and related parties, in exchange for various commitments from RiverNorth.  Leonard Tannenbaum is neither a director nor officer of FSC or FSFR, and there is no commonality between the members of the FSAM board on the one hand, and the FSC and FSFR boards on the other.  There are zero overlapping directors, either independent or interested, on the FSAM board that are also on the FSC or FSFR boards.  Accordingly, Ironsides’ criticism of the FSFR board (or any of its members who also sit on the FSC board) in connection with that agreement was and is inappropriate, as well as misleading to the shareholders that the FSFR board represents and continues to follow its fiduciary duties to support.  Additionally, FSFR would submit that the ISS report in endorsing that criticism is unfounded and based on a mischaracterization of that agreement.

2.  On p.11 of the report, it is stated that “[FSFR] changed its peer group in its most recent proxy filing.”  That statement is not accurate.  To the contrary, and contrary to the implication that FSFR had formulated a broader peer group only in response to Ironsides’ assertions in the current proxy contest, FSFR’s proxy statement (at pp. 31-32) makes clear that the broader peer group was utilized previously by the board (for the reasons stated) as part of its annual review of its Investment Advisory Agreement with FSAM pursuant to Section 15(c) of the Investment Company Act of 1940.

3.  Finally, on p.13 of the report, ISS includes a chart purporting to show FSFR’s discount to net asset value at various points in time.  However, that chart erroneously shows FSFR’s NAV as of July 2014 at $12.65.  In fact, as shown in this linked press release, http://fsfr.fifthstreetfinance.com/phoenix.zhtml?c=251948&p=irol-newsArticle&ID=1958281, FSFR’s NAV as of the quarter ended June 30, 2014, was $15.13.  This error infects the chart as a whole in skewing the picture of the company’s discount to NAV over time.  More important, it leads directly to the further erroneous observation that the company traded at a premium to NAV in advance of the August 2014 equity offering – it did not – and causes ISS to overstate the increase in discount to NAV purportedly attributable to the stockholder approved equity offering, a key argument put forward by Ironsides.

FSFR respectfully requests that ISS review each of the items above, and to correct its report accordingly.  The company stands ready to respond to any further questions that may arise or provide any further information that ISS may need in conducting that review.

Thank you in advance for your consideration.